Exhibit 10.24

THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN AGREEMENT is made this 30th day of April, 2007 between:

CHC HELICOPTERS INTERNATIONAL INC, a corporation incorporated under the laws of Canada (the “Corporation”)

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CHRISTINE BAIRD, a senior executive employee of the Corporation (the “Employee”);

WHEREAS the Corporation and the Employee are parties to a Supplemental Retirement Plan Agreement made the 5th day of October, 2004 (the “Existing Agreement”);

WHEREAS the Employee has agreed to restate and amend the Existing Agreement to, inter alia, revise the inclusion rate of bonus payments in Earnings (as defined therein) in consideration of the Corporation amending certain terms of the Employee’s compensation;

THEREFORE for value received and intending to be legally bound by this Agreement, the parties agree that the Existing Agreement is hereby amended and restated so that, as amended and restated, it reads as follows:

WHEREAS the Corporation is a subsidiary of CHC Helicopter Corporation (“CHC”);

WHEREAS the Employee is a highly valued senior executive employee of the Corporation currently occupying the position of President, Global Operations;

WHEREAS it is the intention of the Corporation to encourage the Employee to render long and valuable service to the Corporation in a senior executive position; and

WHEREAS it is proper under the circumstances to make suitable financial provision for the Employee upon her retirement from the Corporation.

WITNESS THEREFORE that in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	Purpose

The Corporation has agreed to provide the Employee upon retirement with a certain level of benefits, and also to provide to the surviving beneficiary of the Employee a certain level of benefits, on the terms stated in this Agreement, to supplement the benefits provided to the Employee under the Registered Plan and under the Canada Pension Plan.

It is understood and agreed that this Agreement replaces any supplemental benefit arrangements in place between the Employee and Corporation or its parent, subsidiary or predecessor companies as at April 30th, 2007.

2.	Definitions

In this Agreement,

(a)	“Actuarial Equivalent” means a benefit of equal value, where the value is determined using such interest rate, mortality and other actuarial assumptions as may be recommended by an actuary, who shall be a Fellow of the Canadian Institute of Actuaries, and adopted by the Corporation.

(b)	“Average Earnings” means the Employee’s average annual Earnings in the 3 calendar years of service with the Corporation which produce the highest average.

(c)	“Bridge Benefit” means the bridge benefit payable to an Employee under this Agreement, commencing as early as age 55 on a reduced basis or at age 60 on an unreduced basis and ending at age 65, as outlined in Section 4.

(d)	“Change of Control” means any of:

(i)	a sale, transfer or other disposition of all or substantially all of the property or assets of CHC or the Corporation other than to an affiliate;

(ii)	a merger or consolidation of CHC or the Corporation other than with an affiliate;

(iii)	any change in the holding, direct or indirect, of shares in the capital of CHC or the Corporation as a result of which a person, or a group of persons or persons acting jointly or in concert, or persons associated or affiliated with any such person or group, are in a position to exercise effective control of CHC or the Corporation, provided that for the purposes of this Agreement a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 20% of the votes attaching to all shares in the capital of CHC or the Corporation which may be cast to elect directors of CHC or the Corporation shall be deemed to be in a position to exercise effective control of CHC or the Corporation;

(iv)	Incumbent Directors no longer constituting at least a majority of the Board of Directors of CHC at or prior to the conclusion of the first twelve months from the effective date of this Agreement.

For the purposes of this paragraph (d), “Incumbent Directors” means those persons who are directors of CHC on the effective date of this Agreement and shall include any person who becomes a director of CHC thereafter and whose election, or nomination for election, by CHC’s shareholders was approved by a majority of the Incumbent Directors then on the Board of Directors of CHC.

(e)	“Continuous Service” means the Employee’s period of service, including any period of disability, with the Corporation or a predecessor Corporation and includes any period of service with CHC or its subsidiary or predecessor companies prior to the effective date of this Agreement (which period of Continuous Service shall be deemed for the purposes of this Agreement to commence December 8, 1982). The Employee’s period of Continuous Service shall include any notice period to which the Employee is entitled upon termination of employment with the Corporation other than for cause.

(f)	“Earnings” means the Employee’s basic annual gross salary plus, for all fiscal years ending on or before April 30, 2007, 60% of all regular bonuses including, without limitation, bonuses under the Corporate Economic Value Added (“CEVA”) paid in the year to the Employee, and for all fiscal years ending after April 30, 2007, 45% of all regular bonuses paid in the year to the Employee. For greater certainty, regular bonuses shall not include payments under the Senior Management Long Term Incentive Plan.

(g)	“Registered Plan” means the Pension Plan for Employees of the Corporation and Participating Affiliates, which is registered under the Income Tax Act and the Pension Benefits Standards Act, 1985 and under which the Employee participates.

(h)	“Retirement Date” means the date the Employee reaches age 60.

(i)	“Beneficiary” means a beneficiary as defined in the Registered Plan and designated as such in writing by the Employee provided that each such person must, to constitute a beneficiary for the purposes of this Agreement, be an Eligible Beneficiary (as defined in the Registered Plan) or a child of the Employee or the estate of the Employee.

(j)	“Supplemental Retirement Benefit” means the lifetime benefit payable to the Employee under this Agreement, as outlined in Section 3.

(k)	“YMPE” means the year’s maximum pensionable earnings as outlined in the Canada Pension Plan.

3.	Supplemental Retirement Benefit

When the Employee retires from the Corporation on or after the Retirement Date, the Corporation will pay to the Employee after retirement until the Employee’s death, a monthly Supplemental Retirement Benefit equal to one twelfth of the sum of the following:

(a)	0.5% multiplied by the Average Earnings up to the YMPE in the year of retirement, multiplied by Continuous Service; plus

(b)	1.0% multiplied by the Average Earnings in excess of the YMPE in the year of retirement and up to the Average Earnings on which the maximum level of contribution to the Registered Plan is permitted under the Income Tax Act in the year of retirement, multiplied by Continuous Service; plus

(c)	2.0% multiplied by the Average Earnings in excess of the Average Earnings on which the maximum level of contribution to the Registered Plan is permitted under the Income Tax Act in the year of retirement, multiplied by Continuous Service.

4.	Bridge Benefit

If the Employee retires on or after the Retirement Date but before reaching age 65, the Corporation will pay a monthly Bridge Benefit to the Employee during the period after retirement up until the date the Employee reaches age 65. This monthly Bridge Benefit shall be an amount equal to one twelfth of the product of 0.5% multiplied by the Average Earnings up to the YMPE in the year of retirement, multiplied by Continuous Service.

5.	Indexing

After retirement, the Supplemental Retirement Benefit and any Bridge Benefit will be increased each January 1 after retirement by 75% of the increase in the Consumer Price Index (established by Statistics Canada) for the previous 12 month period ending October 31, less 1%, subject to a maximum increase of 4% in any one year. The increase for the January 1 immediately following retirement will be multiplied by the ratio of the number of months since retirement to 12.

6.	Termination

No Benefits Payable

(a)	Subject to Sections 7 and 8, if the Employee’s employment with the Corporation is terminated for cause, or if the Employee terminates employment with the Corporation for any reason other than death before reaching the Retirement Date and before attaining the age of 55 years, no benefits will be payable under this Agreement.

Deferred Benefits

(b)	If the Employee’s employment with the Corporation terminates, other than for cause or due to death, before reaching the Retirement Date whether or not at the time of termination the Employee has attained the age of 55 years, the Employee will be entitled to a deferred Supplemental Retirement Benefit and Bridge Benefit, payable beginning at the Retirement Date and calculated based on Continuous Service, the YMPE and Average Earnings at the date of termination of employment.

Early Commencement of Deferred Benefit

(c)	If the terminated Employee is entitled to the deferred benefits described in paragraph (b), the Employee may elect to commence to receive the Supplemental Retirement Benefit and the Bridge Benefit as early as age 55, in which case the Supplemental Retirement Benefit and the Bridge Benefit will be calculated and paid as outlined above on the elected commencement date, subject to the following:

(i)	if the Employee was at least age 55 at the date of termination, the benefits will be reduced by 1/4% per month for each month that the elected commencement date precedes the Retirement Date;

(ii)	if the Employee was less than age 55 at the date of termination, the benefits will be reduced, based on the elected commencement date, to equal the Actuarial Equivalent of the deferred benefits payable commencing on the Retirement Date.

7.	Death Benefits

Death in Service

(a)

If the Employee dies on or after the date the sum of the Employee’s age plus years of Continuous Service total at least 60, but before terminating employment with the Corporation, the Employee’s Beneficiary will be entitled to (i) an immediate lifetime pension equal to 60% of the Supplemental Retirement Benefit, calculated based on Continuous Service, the YMPE and Average Earnings at the date of the Employee’s death and without reduction for early commencement, and (ii) a temporary pension, payable as and when the Employee would have attained 60 years of age, or payable immediately if the Employee had attained 60 or more years of age as of the date of death, equal to 60% of the Bridge Benefit that the Employee would have been entitled to receive upon attaining age 60, or was entitled to receive upon retirement if the Employee had attained 60 or more years of age as of the date of death, calculated based on Continuous Service, the YMPE and Average Earnings as of the Employee’s death and payable until such Employee would have attained age 65.

Death in Retirement

(b)	If the retired Employee dies after payment of the Supplemental Retirement Benefit has commenced, the retired Employee’s Beneficiary will be entitled to (i) an immediate lifetime pension equal to 60% of the Supplemental Retirement Benefit which such Employee was receiving at the time of her death, and (ii) a temporary pension equal to 60% of any Bridge Benefit such Employee was receiving at the date of death, payable until the Employee would have attained age 65 if he had not died.

Death as Terminated Employee with Deferred Benefit

(c)	If the terminated Employee is entitled to deferred benefits under paragraph 6(b) and dies at a time when the terminated Employee could have elected early commencement of such deferred benefits under paragraph 6(c), the terminated Employee’s Beneficiary will be entitled to (i) an immediate lifetime pension equal to 60% of the Supplemental Retirement Benefit which such Employee would have been entitled to receive at the date of death had such Employee made an election under paragraph 6(c) immediately prior to death, and (ii) an immediate temporary pension, payable until the terminated Employee would have attained age 65 if he had not died, equal to 60% of any Bridge Benefit which such Employee would have been entitled to receive at the date of death had such Employee made an election under paragraph 6(c) immediately prior to death.

Otherwise, if the terminated Employee is entitled to deferred benefits under paragraph 6(b) and dies prior to the time the Employee was eligible to elect early commencement of such deferred benefits under paragraph 6(c), the terminated Employee’s Beneficiary will be entitled to an immediate lifetime pension equal to the Actuarial Equivalent, based on the commencement date, of 60% of the sum of such Employee’s deferred Supplemental Retirement Benefit and Bridge Benefit.

No Commutation of Death Benefits

(d)	For greater certainty, death benefits payable under this Agreement cannot be commuted by the Beneficiary.

8.	Change of Control

In the event a Change of Control occurs, the following provisions shall apply in respect of all benefits under this Agreement, whether or not payment of such benefits has commenced:

(a)	the Employee shall be vested in the benefits under this Agreement on the effective date of the Change of Control notwithstanding that her employment with the Corporation may terminate prior to either the Retirement Date or the completion by the Employee of 20 years of Continuous Service under paragraph 6(a); and

(b)	effective upon the effective date of the Change of Control, the Corporation shall establish a “Retirement Compensation Arrangement” (as defined under the Income Tax Act (Canada)) or similar arrangement, to secure full funding for all benefit liabilities under the Agreement (as determined by the actuary for the registered Plan) through one or more renewable letters of credit which shall be irrevocable during the term specified therein. The Corporation shall maintain this funding arrangement in full force and effect, without interruption, until all benefits payable under the Agreement have been paid, unless the written consent of the Employee, or Beneficiary, as the case may be, is first obtained.

9.	No Requirement to Fund

Subject to Section 8, this Agreement does not provide for, nor does the Corporation have any obligation to pre-fund, annually or otherwise, all or any portion of the benefits under this Agreement.

10.	General Provisions

(a)	Nothing in this Agreement will limit, extend or otherwise affect the terms of any employment contract between the Corporation and the Employee nor will it be deemed to give the Employee the right to continue in the employment of the Corporation.

(b)	The Corporation may appoint professional advisors to assist in the administration of this Agreement and may act on information provided by the advisors.

(c)	Modifications, amendments or changes to this Agreement will not be valid unless made in writing and signed by both the Corporation and the Employee.

(d)	The Employee may not assign, transfer, pledge or otherwise charge or encumber this Agreement or any right or interest under this Agreement.

(e)	The provisions of this Agreement will be construed as a whole in such manner as to carry out the purposes of the Agreement. If any provision of the Agreement is found to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, the Agreement will be enforced and construed to the extent possible without regard to that portion of the provision found to be invalid or unenforceable.

(f)	This Agreement will be interpreted in accordance with the laws of the Province of Newfoundland and Labrador and, where applicable, the laws of Canada.

(g)	This Agreement will enure to the benefit of and be binding upon the Employee, the Corporation and, as applicable, their respective heirs, successors, assigns and legal representatives.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

	)	CHC HELICOPTERS INTERNATIONAL INC.
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Signed, Sealed and Delivered	)
in the presence of	)
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	)	Christine Baird